Exhibit 14

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Combined Proxy Statement and Prospectus and Statement of Additional Information constituting parts of this Registration Statement on Form N-14 (the "N-14 Registration Statement") of PIC Investment Trust of our report dated June 15, 2001, relating to the financial statements and financial highlights which appears in the April 30, 2001 Annual Report to Shareholders of PIC Twenty Portfolio, a portfolio of UAM Funds Trust, which are incorporated by reference into the N-14 Registration Statement. We also consent to the references to us under the heading "Financial Statements" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York
December 19, 2001